Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BOX, INC.

The undersigned, being an authorized officer of Box, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was originally incorporated under the name of Box.Net, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 11, 2008.

B. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on September 20, 2017 and a Certificate of Amendment to the Amended and Restated Certificate of Incorporation on September 14, 2021 (together, the “Certificate of Incorporation”).

C. Article VIII of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

No amendment, repeal or elimination of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.”

D. The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

E. The foregoing amendment has been duly approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 27th day of June, 2025.

BOX, INC.

By:	/s/ David Leeb
David Leeb
Chief Legal Officer and Corporate Secretary